Exhibit 10.1

STOCK PURCHASE AGREEMENT

        THIS STOCK PURCHASE AGREEMENT ("Agreement"), dated as of September 28, 2008, is by and between SBKF Investments, Ltd., a corporation formed pursuant to the laws of England, having an office at Unit 150 Imperial Court Exchange Street East, L2 3AB, Liverpool, UK ("Purchaser"), and B&D FOOD CORP., a corporation formed pursuant to the laws of the State of Delaware and having an office for business located at 575 Madison Avenue, Suite 1006, New York, NY 10027-2511 United States ("Seller") (collectively, the "Parties").

W I T N E S S E T H

        WHEREAS, Seller has offered for sale to Purchaser 4,242,908 shares of BDFC BRASIL ALIMENTOS LTDA., a company formed pursuant to the laws of Brazil and having an office for business located at Rua Luis Coelho 223, 8th Floor, Conjunto 81, Cerqueira Cesar, Sao Paulo-S.P.-Brazil-CEP:01309-901 ("BDFC"), being 100% of the presently issued and outstanding shares of BDFC (the "Shares") at a total purchase price of US$ 5,764,847.12.

        WHEREAS, Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller, the Shares upon the terms and conditions set forth herein.

        NOW THEREFORE, in consideration of the promises and respective mutual agreements herein contained, it is agreed by and between the Parties hereto as follows:

ARTICLE 1
SALE AND PURCHASE OF THE SHARES

        1.1    Sale of the Shares.    Upon execution of this Agreement (the "Closing"), subject to the terms and conditions herein set forth, and on the basis of the representations, warranties and agreements herein contained, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, the Shares effective July 1, 2008.

        1.2    Instruments of Conveyance and Transfer.    As soon as practicable after the Closing, Seller shall deliver a certificate or certificates representing the Shares of Seller to Purchaser sufficient to transfer all right, title and interest in the Shares to Purchaser.

        1.3    Consideration and Payment for the Shares.    In consideration for the Shares, Purchaser shall pay a purchase price of a total of Five Million seven hundred sixty four thousand eight hundred and forty seven United States Dollars (US$5,764,847.12) (US$1.36 per Share) ("Purchase Price"). The Purchase Price will be paid in accordance with the payment schedule attached hereto as Annex A (the: "Payment Schedule").

ARTICLE 2
REPRESENTATIONS AND COVENANTS OF SELLER AND PURCHASER

        2.1   Seller hereby represents and warrants that:

(a) Formation. BDFC is a company duly formed and validly subsisting under the laws of Brazil;

(b) Carrying on Business. BDFC carries on its business primarily in Brazil and does not carry on any material business activity in any other jurisdiction. BDFC is duly authorized to carry on the business in Brazil. The nature of the its business does not require BDFC to register or otherwise be qualified to carry on business in any other jurisdiction;

(c) Legal Capacity. Seller has the legal power, capacity and authority to own BDFC Shares and to enter into and complete this Agreement;

(d) Ownership of BDFC Shares. The issued and outstanding share capital of BDFC will on Closing consist of 4,242,908 common shares (being the BDFC Shares), which shares on Closing shall be validly issued and outstanding as fully paid and non-assessable shares. The BDFC Shares owned by Seller will on Closing be free and clear of any and all liens, charges, pledges, encumbrances, restrictions on transfer and adverse claims whatsoever;

(e) No Option, Warrant or Other Right. No person, firm or corporation has any agreement, option, warrant, preemptive right or any other right capable of becoming an agreement, option, warrant or right for the acquisition of BDFC Shares held by Seller or for the purchase, subscription or issuance of any of the unissued shares in the capital of BDFC;

(f) No Restrictions. There are no restrictions on the transfer, sale or other disposition of BDFC Shares contained in the charter documents of BDFC or under any agreement.

(g)   Seller shall transfer title, in and to the Shares to Purchaser free and clear of all liens, security interests, pledges, encumbrances, charges, restrictions, demands and claims, of any kind and nature whatsoever, whether direct or indirect or contingent.

(h)   Purchaser acknowledges and agrees that Seller makes no other representations or warranties with respect to the Shares or BDFC and its business.

        2.2   Purchaser represents and warrants to Seller as follows:

(a) Purchaser has adequate means of providing for current needs and contingencies, has no need for liquidity in the investment, and is able to bear the economic risk of an investment in the Shares offered by Seller of the size contemplated. Purchaser represents that Purchaser is able to bear the economic risk of the investment and at the present time could afford a complete loss of such investment.

(b) Purchaser has had a full opportunity to inspect the books and records of the BDFC and to make any and all inquiries with Seller's officers and directors regarding BDFC and its business as Purchaser has deemed appropriate, including BDFC's business, assets, debt (including related parties' debt), equipment, financial statements, goodwill, insurance policies, inventory, material contracts and intangible assets.

(c) PURCHASE acknowledges and agrees that it is acquiring the BDFC Shares and BDFC's business and assets on "AS IS" basis and it disclaims and waives any further requirement of disclosure on the part of the Seller.

(d) Purchaser is an "Accredited Investor" as defined in Regulation D of the Securities Act of 1933 (the "Act") or Purchaser, either alone or with Purchaser's professional advisers who are unaffiliated with, have no equity interest in and are not compensated by Seller or any affiliate or selling agent of Seller, directly or indirectly, has sufficient knowledge and experience in financial and business matters that Purchaser is capable of evaluating the merits and risks of an investment in the Shares offered by Seller and of making an informed investment decision with respect thereto and has the capacity to protect Purchaser's own interests in connection with Purchaser's proposed investment in the Shares.

(e)   Purchaser is acquiring the Shares solely for Purchaser's own account as principal, for investment purposes only and not with a view to the resale or distribution thereof, in whole or in part, and no other person or entity has a direct or indirect beneficial interest in such Shares.

ARTICLE 3
MISCELLANEOUS

        3.1    Entire Agreement.    This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the transactions contemplated hereby, and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof. No understanding, promise, inducement, statement of intention, representation, warranty, covenant or condition, written or oral, express or implied, whether by statute or otherwise, has been made by any party hereto which is not embodied in this Agreement or the written statements, certificates, or other documents delivered pursuant hereto or in connection with the transactions contemplated hereby, and no party hereto shall be bound by or liable for any alleged understanding, promise, inducement, statement, representation, warranty, covenant or condition not so set forth.

        3.2    Notices.    Any notice, request, instruction, or other document required by the terms of this Agreement, or deemed by any of the parties hereto to be desirable, to be given to any other party hereto shall be in writing and shall be given by facsimile, personal delivery, overnight delivery, or mailed by registered or certified mail, postage prepaid, with return receipt requested. If notice is given by facsimile, personal delivery, or overnight delivery in accordance with the provisions of this Section, said notice shall be conclusively deemed given at the time of such delivery. If notice is given by mail in accordance with the provisions of this Section, such notice shall be conclusively deemed given seven days after deposit thereof in the United States mail.

        3.3    Waiver and Amendment.    Any term, provision, covenant, representation, warranty or condition of this Agreement may be waived, but only by a written instrument signed by the party entitled to the benefits thereof. The failure or delay of any party at any time or times to require performance of any provision hereof or to exercise its rights with respect to any provision hereof shall in no manner operate as a waiver of or affect such party's right at a later time to enforce the same. No waiver by any party of any condition, or of the breach of any term, provision, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or waiver of any other condition or of the breach of any other term, provision, covenant, representation or warranty. No modification or amendment of this Agreement shall be valid and binding unless it be in writing and signed by all parties hereto.

        3.4    Choice of Law.    This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of New York including all matters of construction, validity, performance, and enforcement and without giving effect to the principles of conflict of laws.

        3.5    Arbitration.    The parties hereto shall attempt to resolve any dispute, controversy, difference or claim arising out of or relating to this Agreement by negotiation in good faith. If such good negotiation fails to resolve such dispute, controversy, difference or claim within fifteen (15) days after any party delivers to any other party a notice of its intent to submit such matter to arbitration, then any party to such dispute, controversy, difference or claim may submit such matter to arbitration in the City of New York, New York.

        3.6    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

        3.7    Attorneys' Fees.    Except as otherwise provided herein, if a dispute should arise between the parties including, but not limited to arbitration, the prevailing party shall be reimbursed by the non-prevailing party for all reasonable expenses incurred in resolving such dispute, including reasonable attorneys' fees exclusive of such amount of attorneys' fees as shall be a premium for result or for risk of loss under a contingency fee arrangement.

        3.8    Taxes.    Any income taxes required to be paid in connection with the payments due hereunder, shall be borne by the party required to make such payment. Any withholding taxes in the nature of a tax on income shall be deducted from payments due, and the party required to withhold such tax shall furnish to the party receiving such payment all documentation necessary to prove the proper amount to withhold of such taxes and to prove payment to the tax authority of such required withholding.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the date first written hereinabove.

Seller	Purchaser
B&D FOOD CORP., a Delaware corporation By: Its:	SBKF Investments, Ltd., a UK company By: Its:

Annex A

Payment schedule

Note	Payment schedule is based on an 18 year recievable with first payment to be received a year from execution of the contract

	Interest	Payment	Date	Remaining Balance
Purchase Price	10%			5,764,847.12
1	576,484.71	702,909.09	9/28/2009	5,638,422.74
2	563,842.27	702,909.09	9/28/2010	5,499,355.93
3	549,935.59	702,909.09	9/28/2011	5,346,382.43
4	534,638.24	702,909.09	9/28/2012	5,178,111.58
5	517,811.16	702,909.09	9/28/2013	4,993,013.65
6	499,301.36	702,909.09	9/28/2014	4,789,405.92
7	478,940.59	702,909.09	9/28/2015	4,565,437.43
8	456,543.74	702,909.09	9/28/2016	4,319,072.08
9	431,907.21	702,909.09	9/28/2017	4,048,070.20
10	404,807.02	702,909.09	9/28/2018	3,749,968.13
11	374,996.81	702,909.09	9/28/2019	3,422,055.85
12	342,205.59	702,909.09	9/28/2020	3,061,352.35
13	306,135.23	702,909.09	9/28/2021	2,664,578.49
14	266,457.85	702,909.09	9/28/2022	2,228,127.25
15	222,812.72	702,909.09	9/28/2023	1,748,030.88
16	174,803.09	702,909.09	9/28/2024	1,219,924.88
17	121,992.49	702,909.09	9/28/2025	639,008.28
18	63,900.83	702,909.09	9/28/2026	0.02